Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

May 1, 2009

Professionally Managed Portfolios
615 East Michigan
Milwaukee, WI 53202

Re:	Professionally Managed Portfolios Post-Effective Amendment No. 343 to Registration Statement on Form N-1A, File Nos. 033-12213 and 811-05037 (the “Registration Statement”)

Ladies and Gentlemen:

As Massachusetts counsel to Professionally Managed Portfolios (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion in connection with the issuance of an unlimited number of shares of beneficial interest of the Trust (the “Shares”) representing interests in the Jordan Opportunity Fund (the “Fund”), a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 343 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust.  In addition, we have assumed that (i) the Shares will be issued and sold at a price per Share of not less than the net asset value thereof and substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the prospectus and statement of additional information relating to the Fund as such documents may from time to time be amended and/or supplemented, and (ii) that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

Professionally Managed Portfolios
May 1, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent shall not constitute an acknowledgment that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP